Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PHILLIPS 66,

PHILLIPS 66 PROJECT DEVELOPMENT INC.,

DYNAMO MERGER SUB LLC,

DCP MIDSTREAM, LP,

DCP MIDSTREAM GP, LP

and

DCP MIDSTREAM GP, LLC

January 5, 2023

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 5, 2023 (this “Agreement”), is entered into by and among Phillips 66, a Delaware corporation (“Parent”), Phillips 66 Project Development Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“PDI”), Dynamo Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of PDI (“Merger Sub”), DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), DCP Midstream GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), and DCP Midstream GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“DCP GP LLC”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger transaction on the terms and conditions set forth in this Agreement;

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of DCP GP LLC (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.9(a) thereof, the DCP GP LLC Company Agreement, including Section 6.09(a) thereof, and the GP Partnership Agreement, including Section 7.9(a) thereof), (c) resolved to recommend to the GP Board the approval of this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, and (d) resolved, and recommended that the GP Board resolve, to direct that this Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units;

WHEREAS, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Special Committee), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the approval of this Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units pursuant to Section 14.3 of the Partnership Agreement and (d) authorized the holders of Common Units to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of Parent and (b) authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, DCP Midstream, LLC, a Delaware limited liability company (“DCP LLC”), in its capacity as the sole member of DCP GP LLC and the sole limited partner of the General Partner, has delivered to the GP Board its consent (the “Sponsor Consent”) authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, by the Partnership Parties (the foregoing constituting “Extraordinary Approval” for all purposes of the DCP GP LLC Company Agreement, including Section 6.01(c) thereof, and the GP Partnership Agreement, including Section 7.3(d) thereof);

WHEREAS, the board of directors of PDI, acting on behalf of PDI, in its own capacity and in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of PDI and Merger Sub and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger; and

WHEREAS, following (a) the approval of this Agreement by the General Partner, (b) the authorization by the General Partner for the holders of Common Units to act by written consent and (c) the submission by the General Partner of this Agreement to a vote of the holders of Common Units and, concurrently with the execution and delivery of this Agreement, DCP LLC, in its capacity as the record and beneficial owner of 50,874,908 Common Units, and the General Partner, in its capacity as the record and beneficial owner of 66,887,618 Common Units, have delivered the Written Consent approving this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to Section 13.11 and Section 14.3 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that, except where otherwise expressly provided in this Agreement, for the purposes of this Agreement, (a) DCP Services, the Partnership Parties and their Subsidiaries shall not be considered Affiliates of Parent and its other Subsidiaries and (b) the P66 Parties and their Subsidiaries (other than DCP Services, the Partnership Parties and their Subsidiaries) shall not be considered Affiliates of DCP Services, the Partnership Parties and their Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AST” has the meaning set forth in Section 3.3(a).

“Award Exchange Ratio” means the ratio obtained by dividing (i) the Merger Consideration by (ii) the average between the highest and lowest sales price per share of Parent Common Stock on the NYSE on the last trading day prior to the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by Parent and the Partnership).

“Balance Sheet Date” means September 30, 2022.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, salary continuation, termination, retention, change of control, health, medical, hospitalization, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, healthcare reimbursement, flexible spending, dependent care, adoption assistance, cafeteria, health savings, perquisite, welfare, fringe benefit, incentive, bonus, equity or equity-based, deferred compensation, excess benefit, profit sharing, retirement, pension, savings or other compensation or benefit plan, program, policy, agreement, arrangement or understanding, in all cases, whether written or oral.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which (i) the Secretary of State of Delaware is authorized or required by applicable Law to be closed or (ii) commercial banks in New York, New York are authorized or required by applicable Laws to be closed.

“Cause” means, with respect to a director of DCP GP LLC, the commission of any act of actual fraud or willful or wanton misconduct in such individual’s capacity as a director of DCP GP LLC.

“Certificate” has the meaning set forth in Section 3.2.

“Certificated Units” has the meaning set forth in Section 3.3(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Contract” has the meaning set forth in Section 4.3(b).

“DCP GP LLC” has the meaning set forth in the Preamble.

“DCP GP LLC Company Agreement” means the Amended and Restated Limited Liability Company Agreement of DCP GP LLC, dated as of December 7, 2005, as amended to date and as may be further amended, modified or supplemented from time to time.

“DCP LLC” has the meaning set forth in the Recitals.

“DCP Services” means DCP Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of DCP LLC.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or occupational health and workplace safety (to the extent related to exposure to Hazardous Substances) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case, as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Fund” has the meaning set forth in Section 3.3(b).

“FERC” has the meaning set forth in Section 4.16(b).

“FPA” has the meaning set forth in Section 4.16(a).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of December 7, 2005, as may be amended, modified or supplemented from time to time.

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning, under any applicable Environmental Law or the presence of which requires investigation, remediation or corrective action under Environmental Laws or that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, coal refuse, coal by-products, coal ash, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“ICA” has the meaning set forth in Section 4.16(a).

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of DCP Services, any Partnership Party or any Subsidiary of the Partnership and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (whether or not such other entity or enterprise is affiliated with DCP Services or a Partnership Party) serving at the request of or on behalf of DCP Services, a Partnership Party or any Subsidiary of the Partnership, as applicable, and together with such Person’s heirs, executors or administrators.

“Information Statement” means a Schedule 14C information statement pursuant to Section 14(c) of the Exchange Act, relating to the Written Consent, as amended or supplemented.

“Intellectual Property” has the meaning set forth in Section 4.17.

“Knowledge” or any similar phrase means (a) with respect to the Partnership Parties, the actual knowledge after reasonable inquiry of the officers of DCP GP LLC and the Partnership Group having a title of senior vice president or higher and the individuals having direct supervisory responsibility over the matter in question and (b) with respect to the P66 Parties, the actual knowledge after reasonable inquiry of the officers of Parent having a title of senior vice president or higher and the individuals having direct supervisory responsibility over the matter in question.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NGA” has the meaning set forth in Section 4.16(a).

“NGPA” has the meaning set forth in Section 4.16(a).

“Non-Controlled Partnership Joint Venture” means a Person in which the Partnership directly or indirectly holds an ownership interest but which Person is not an Affiliate of the Partnership.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“P66 Party” means Parent, PDI and Merger Sub, individually, and “P66 Parties” means all of the foregoing, collectively.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent, effective as of December 9, 2022, as may be amended, modified or supplemented from time to time.

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, dated April 30, 2012, as may be amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent DER Award” has the meaning set forth in Section 3.6(a).

“Parent Equity Plans” means the 2022 Omnibus Stock and Performance Incentive Plan of Phillips 66, as amended, supplemented or modified from time to time, and any other plans or arrangements of Parent or its Subsidiaries (excluding any Partnership Long-Term Incentive Plan) providing or designed to provide for the grant of awards of Parent Common Stock or cash-settled awards, including those valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, prevents or materially impedes, interferes with or hinders Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, including the Merger, on or before the Outside Date.

“Parent Organizational Documents” means, collectively, the Parent Bylaws and Parent Charter.

“Parent RSU Award” has the meaning set forth in Section 3.6(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 6, 2019, as may be amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by DCP Services, any Partnership Party or any Affiliate of any of the foregoing, or with respect to which DCP Services, any Partnership Party or any Affiliate of any of the foregoing has or could reasonably be expected to have any liability or obligation (in either case, whether actual, contingent or otherwise).

“Partnership Deferred Compensation Plan” means the executive deferred compensation plan maintained for the purpose of providing deferred compensation benefits to certain eligible employees of DCP Services.

“Partnership DER Award” has the meaning set forth in Section 3.6(a).

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Joint Venture” means (a) each Person set forth on Section 1.1(a) of the Partnership Disclosure Schedule and (b) any other Person, other than any wholly-owned Subsidiary of the Partnership, in which the Partnership owns any direct or indirect equity or other ownership interest.

“Partnership Long-Term Incentive Plans” means the DCP Services, LLC 2008 Long-Term Incentive Plan, as amended, the DCP Midstream Partners, LP 2016 Long-Term Incentive Plan, as amended, and any other Partnership Benefit Plan providing or designed to provide for the grant of awards of Common Units or cash-settled awards, including those valued, in whole or in part, by reference to Common Units or otherwise relating to Common Units.

“Partnership LTIP Awards” means any awards issued under a Partnership Long-Term Incentive Plan.

“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(c).

“Partnership Material Adverse Effect” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liquidity, financial condition or results of operations of the Partnership Group, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a Partnership Party’s ability to consummate the transactions contemplated by this Agreement, including the Merger, on or before the Outside Date; provided, however, that, with respect to clause (x) above, any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences resulting from or due to any of the following shall be disregarded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which the Partnership Group operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 4.11 and the satisfaction of the closing conditions set forth in Section 7.2(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of the Common Units or other Partnership Securities (it being understood and agreed that the foregoing shall not preclude any P66 Party from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Partnership Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Partnership Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism and cyberterrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to the Partnership Group or applicable accounting regulations or principles (including GAAP) or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former partner of the Partnership arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; and (viii) any failure of the Partnership to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any P66 Party from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Partnership Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Partnership Material Adverse Effect); provided, however, that changes, conditions, circumstances, effects, events, developments, states of facts or occurrences referred to in clauses (i), (iv), (v) and (vii)

above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Partnership Material Adverse Effect if and to the extent, and only to the extent, such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on the Partnership Group, taken as a whole, as compared to other companies of similar size operating in the industries in which the Partnership Group operates.

“Partnership Material Contract” has the meaning set forth in Section 4.10.

“Partnership Owned Unit” has the meaning set forth in Section 3.1(d).

“Partnership Party” means the Partnership, the General Partner and DCP GP LLC, individually, and “Partnership Parties” means all of the foregoing, collectively.

“Partnership Permits” means all Permits necessary for the Partnership Group to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Partnership Rabbi Trust” means the trust established by the Partnership Rabbi Trust Agreement.

“Partnership Rabbi Trust Agreement” means the DCP Services, LLC Executive Deferred Compensation Plan Trust Agreement (formerly known as the DCP Midstream, LP Executive Deferred Compensation Plan Trust Agreement), dated effective as of October 15, 2013, between DCP Services, as successor sponsor of the Partnership Deferred Compensation Plan, and Matrix Trust Company, as successor trustee to Wilmington Trust, National Association, as amended by the First Amendment to DCP Services, LLC Executive Deferred Compensation Plan Trust Agreement, dated as of March 24, 2020, and as may be further amended, modified or supplemented from time to time.

“Partnership Receivables Securitization Facility” means the Receivables Financing Agreement, dated as of August 13, 2018, by and among DCP Receivables LLC, as borrower, the Partnership, as initial servicer, the lenders party thereto and PNC Bank, National Association, as administrative agent, as amended by the First Amendment to Receivables Financing Agreement, dated as of August 12, 2019, the Second Amendment to Receivables Financing Agreement, dated as of December 23, 2019, the Third Amendment to Receivables Financing Agreement, dated as of April 22, 2021, the Fourth Amendment to Receivables Financing Agreement, dated as of August 2, 2021, and the Fifth Amendment to Receivables Financing Agreement, dated as of July 29, 2022, and as may be further amended, modified or supplemented from time to time.

“Partnership Revolving Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of March 18, 2022, by and among the Partnership, as parent, DCP Midstream Operating, LP, as borrower, the lenders party thereto and Mizuho Bank, Ltd., as administrative agent and swingline lender, as may be amended, modified or supplemented from time to time.

“Partnership RPU Award” has the meaning set forth in Section 3.6(a).

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Security” has the meaning set forth in the Partnership Agreement.

“Partnership Services Agreement” means the Services and Employee Secondment Agreement, dated as of January 1, 2017, between the Partnership and DCP Services, as may be amended, amended and restated, modified or supplemented from time to time.

“Partnership SPU Award” has the meaning set forth in Section 3.6(a).

“Partnership Unaffiliated Unitholders” means holders of Common Units other than DCP LLC, the General Partner, Parent and each of their respective Affiliates.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“PDI” has the meaning set forth in the Preamble.

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Encumbrances” means the following: (i) the terms, conditions, restrictions, exceptions, reservations, limitations, and other similar matters contained in any document creating or transferring any real property interests, or in any permit or contract relating to such real property interests; (ii) Liens for property taxes and assessments that are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate procedures by or on behalf of the Partnership Group; (iii) mechanic’s, materialmen’s, repairmen’s and other Liens securing obligations incurred prior to Closing and (A) for which the Partnership Group is responsible for payment and (B) that are not delinquent and that will be paid and discharged by the Partnership Group in the ordinary course of business; (iv) required third person consents to assignment set forth in any real property interest agreement; (v) matters otherwise within the Knowledge of a P66 Party; and (vi) Liens created by a P66 Party or its predecessors in interest.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Preferred Units” means the Series B Preferred Units and the Series C Preferred Units, collectively.

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity, or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“PUHCA” has the meaning set forth in Section 4.16(a).

“Regulated Assets” has the meaning set forth in Section 4.16(b).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.22.

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Rights-of-Way” has the meaning set forth in Section 4.15.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” means a Schedule 13E-3 transaction statement under Section 13(e) of the Exchange Act and Rule 13e-3 thereunder, relating to the Written Consent and the transactions contemplated by this Agreement, as amended or supplemented.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Series B Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series C Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Service Providers” has the meaning set forth in Section 4.14(e).

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Financial Advisor” has the meaning set forth in Section 4.19.

“Sponsor Consent” has the meaning set forth in the Recitals.

“Sponsor Owned Unit” has the meaning set forth in Section 3.1(c).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests or more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority of the ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that, except where otherwise expressly provided, for purposes of this Agreement, no Group Member shall be considered a Subsidiary of Parent or PDI; provided, further, that, for purposes of this Agreement, each Partnership Joint Venture (including each Non-Controlled Partnership Joint Venture) shall be considered a Subsidiary of the Partnership.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Trust Owned Unit” means each Common Unit issued and outstanding immediately prior to the Effective Time and held by the Partnership Rabbi Trust. Trust Owned Units shall constitute Public Common Units.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means the approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, by the written consent of DCP LLC and the General Partner, as the holders of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Section 13.11 and Section 14.3 of the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including, without limitation,” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement shall not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement shall be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such article, section or subsection or in any way affect this Agreement;

(m) any references herein to a particular section, article or schedule means a section or article of, or schedule to, this Agreement unless otherwise expressly stated herein;

(n) the schedules to this Agreement are incorporated herein by reference and shall be considered part of this Agreement;

(o) references to any statute shall be deemed to refer to such statute, any successor statute and the rules or regulations promulgated thereunder;

(p) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP;

(q) all references to days mean calendar days unless otherwise provided; and

(r) except as otherwise noted, all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Bracewell LLP, 711 Louisiana St., Suite 2300, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the foregoing, at the Effective Time, (a) PDI shall be admitted as a Limited Partner of the Partnership by virtue of the Merger, (b) DCP LLC and the General Partner shall each continue as a Limited Partner of the Partnership, (c) PDI, DCP LLC and the General Partner shall collectively hold all of the limited partner interests in the Partnership represented by Common Units by virtue of the Merger, (d) the General Partner shall continue to hold the General Partner Interest and shall continue as the general partner of the Partnership, (e) the holders of Preferred Units immediately prior to the Effective Time shall continue to hold the Preferred Units and (f) the Partnership (as the Surviving Entity) shall continue without dissolution.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case, consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “DCP Midstream, LP”.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any P66 Party, any Partnership Party, any holder of Partnership Securities or any other Person:

(a) Effect of Merger on Common Units (other than Sponsor Owned Units and Partnership Owned Units). Subject to the other provisions of this Article III, each Common Unit (other than Sponsor Owned Units and Partnership Owned Units) issued and outstanding as of immediately prior to the Effective Time (each, a “Public Common Unit”), shall be converted into the right to receive $41.75 per Public Common Unit in cash without any interest thereon (the “Merger Consideration”), subject to adjustment in accordance with Section 3.5. As of the Effective Time, all Public Common Units shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, and the former holders of the Public Common Unit so canceled shall have the right to receive the Merger Consideration therefor as provided in Section 3.2.

(b) Effect of Merger on Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(c) Effect of Merger on Common Units Owned by DCP LLC or the General Partner. Each Common Unit issued and outstanding as of immediately prior to the Effective Time and owned by DCP LLC or the General Partner (each, a “Sponsor Owned Unit”), shall be unaffected by the Merger and shall remain, immediately following the Effective Time, issued and outstanding as Common Units of the Surviving Entity and no consideration shall be delivered in respect thereof.

(d) Effect of Merger on Common Units Owned by the Partnership or its Subsidiaries. Any Common Units issued and outstanding as of immediately prior to the Effective Time and owned by the Partnership or any of its wholly owned Subsidiaries (each, a “Partnership Owned Unit”) shall be automatically canceled at the Effective Time and shall cease to exist and no consideration shall be delivered in respect thereof.

(e) Effect of Merger on Preferred Units. Each Preferred Unit issued and outstanding as of immediately prior to the Effective Time shall be unaffected by the Merger and shall remain, immediately following the Effective Time, issued and outstanding as Preferred Units of the Surviving Entity and no consideration shall be delivered in respect thereof.

(f) Effect of Merger on General Partner Interest. The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall be unaffected by the Merger and shall remain, immediately following the Effective Time, issued and outstanding as a non-economic general partner interest of the General Partner in the Surviving Entity and no consideration shall be delivered in respect thereof.

(g) Distributions. To the extent applicable, each holder of Public Common Units immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Public Common Units with a record date occurring prior to the Effective Time that has been declared by the General Partner on the Common Units in accordance with this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. The General Partner shall declare, and cause the Partnership to pay, a cash distribution to the holders of Common Units for each completed calendar quarter ending on or after December 31, 2022 and prior to the Effective Time in an amount equal to $0.43 per Common Unit, subject to adjustment in accordance with Section 3.5. If the record date for any such distribution has not occurred prior to the Effective Time, the record date for such quarter shall be established or reestablished, as applicable, as the day that includes the Effective Time (and such distribution shall be payable to the holders of Common Units of record as of immediately prior to the Effective Time). Any distributions by the Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of this Agreement and the Partnership Agreement to such holders of Common Units or former holders of Common Units, as applicable. Holders of Common Units immediately prior to the Effective Time (other than DCP LLC, the General Partner, Parent and each of their respective Affiliates) shall have no rights to any distribution with respect to such Common Units with a record date occurring after the Effective Time.

(h) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancelation of all Public Common Units in accordance with Section 3.1(a), (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b), (iii) the cancelation and extinguishment of any Partnership Owned Units in accordance with Section 3.1(d), (iv) that DCP LLC, the General Partner and PDI are the only holders of Common Units of the Surviving Entity and (v) that each such Common Unit of the Surviving Entity is Outstanding (as such term is defined in the Partnership Agreement) for all purposes under the Partnership Agreement.

Section 3.2 Rights as Partnership Unitholders. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto or thereunder, except (a) the right to receive the Merger Consideration and (b) to the extent applicable, the right pursuant to Section 3.1(g) to receive any distribution in respect of Public Common Units with a record date occurring after the date of this Agreement and which remains unpaid at the Effective Time.

Section 3.3 Surrender of Common Units.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III. As soon as reasonably practicable after the Effective Time (and in any event within five Business Days thereafter), Parent or its Affiliate shall send, or shall cause the Paying Agent to send, to each holder of record of Public Common Units as of the Effective Time other than American Stock Transfer & Trust Company (“AST”), a letter of transmittal (which shall specify that, with respect to the Common Units represented by a Certificate (the “Certificated Units”), the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the letter of transmittal) in such customary form as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.3(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b) Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Public Common Units as of the Effective Time, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the delivery of a duly executed letter of transmittal and the due surrender of the Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.3(g)) or Book-Entry Units, each pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.3(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c) Exchange. Each holder of Public Common Units as of the Effective Time (other than AST), upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent

(including with respect to Book-Entry Units), shall be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable after receipt by the Paying Agent of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. AST, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of AST and the Paying Agent, shall be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the applicable Merger Consideration; provided, that (i) no Person beneficially owning Public Common Units through AST shall be required to deliver a letter of transmittal to receive the applicable Merger Consideration that such holder is entitled to receive through AST and (ii) any such Person shall receive the applicable Merger Consideration in accordance with the customary payment procedures of AST and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and, to the extent applicable, the right pursuant to Section 3.1(g) to receive any distribution in respect of Public Common Units with a record date occurring after the date of this Agreement and which remains unpaid at the Effective Time.

(d) Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than AST), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Public Common Units. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Public Common Units which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Public Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of Public Common Units on the one year anniversary of the Closing Date (or on such later date as Parent may elect, in its sole discretion) shall be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units to which they are entitled pursuant to Section 3.1(a) and Section 3.2 without any interest thereon. Any amounts remaining unclaimed by former holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any

Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Closing Date (or on such later date as Parent may elect, in its sole discretion), any amounts remaining unclaimed by former holders of Public Common Units shall become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of the P66 Parties, the Partnership Parties, the Paying Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III.

(h) Withholding Taxes. Each of the P66 Parties, the Surviving Entity and the Paying Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as the P66 Parties, the Surviving Entity or the Paying Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that deducted and withheld amounts are paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Investment of Exchange Fund. Parent may cause Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of the Public Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of any subdivision, reclassification, split, unit distribution, combination or exchange of Common Units (excluding, for the avoidance of doubt, any issuance of Common Units at the Effective Time in accordance with this Agreement), as applicable, then the Merger Consideration and any other similar dependent item and the distribution amount in Section 3.1(g) shall be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Partnership LTIP Awards. Prior to the Effective Time, Parent and the Partnership Parties shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows:

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each award of unvested phantom Common Units whose vesting is conditioned in whole or in part upon achievement of certain performance goals or metrics (each, a “Partnership SPU Award”) granted under any Partnership Long-Term Incentive Plan and outstanding as of immediately prior to the Effective Time shall cease to represent a Partnership SPU Award with respect to Common Units and shall thereafter constitute an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership SPU Award (other than any performance-based vesting conditions), of restricted stock units pursuant to a Parent Equity Plan and relating to a number of shares of Parent Common Stock (each, a “Parent RSU Award”) equal to the product of (A) the number of Common Units subject to the corresponding Partnership SPU Award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Partnership SPU Award for any performance period that has not been completed as of the Effective Time are achieved (y) based on actual performance, to the extent actual performance can reasonably be determined as of the Effective Time, and (z) at “target” performance, to the extent actual performance cannot reasonably be determined as of the Effective Time, in each case, as may be determined by the GP Board (or any committee administering any Partnership Long-Term Incentive Plan) in its reasonable discretion), multiplied by (B) the Award Exchange Ratio, rounded up to the nearest whole share, and (ii) each award of unvested phantom Common Units whose vesting is conditioned solely on continued service (each, a “Partnership RPU Award”) granted under any Partnership Long-Term Incentive Plan and outstanding as of immediately prior to the Effective Time shall cease to represent a Partnership RPU Award with respect to Common Units and shall thereafter constitute a Parent RSU Award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership RPU Award, relating to a number of shares of Parent Common Stock equal to the product of (1) the number of Common Units subject to the corresponding Partnership RPU Award, multiplied by (2) the Award Exchange Ratio, rounded up to the nearest whole share, and (iii) each award of distribution equivalent rights granted under a Partnership Long-Term Incentive Plan in tandem with a Partnership SPU Award or a Partnership RPU Award (each, a “Partnership DER Award”) shall cease to represent a Partnership DER Award with respect to Common Units and shall thereafter constitute an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership DER Award, of a dividend equivalent right under a Parent Equity Plan (each, a “Parent DER Award”), representing the right to receive dividends made by Parent on Parent Common Stock from and after the Effective Time with respect to the number of shares of Parent Common Stock subject to the corresponding Parent RSU Award to which such Parent DER Award relates. Any amounts accumulated but unpaid as of the Effective Time with respect to Partnership DER Awards associated with Partnership RPU Awards shall be paid from the Partnership at the Effective Time.

With respect to the balance of accumulated but unpaid amounts in respect of Partnership DER Awards associated with Partnership SPU Awards, such balance shall be credited to the notional account associated with the Parent DER Award and paid at the same time the underlying Parent RSU Award is settled.

(b) From and after the Effective Time, the former holder of any Partnership LTIP Award shall only be entitled to receive a Parent RSU Award and corresponding Parent DER Award, as applicable, in respect of such Partnership LTIP Award, which Parent RSU Awards and corresponding Parent DER Awards will be subject, to the extent practicable, to the same vesting (other than any performance-based vesting conditions), forfeiture, payment timing and other provisions as applied under the corresponding Partnership LTIP Award, in each case, as may be adjusted by the GP Board or the Parent Board (or any committee administering any Partnership Long-Term Incentive Plan or Parent Equity Plan) in their reasonable discretion.

(c) As of the Effective Time, unless otherwise determined by the Parent Board (or any committee administering any Parent Equity Plan), Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to shares of Parent Common Stock to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board (or any committee administering any Parent Equity Plan) to give effect to the transactions contemplated by this Agreement and (ii) be added to the share reserve of the applicable Parent Equity Plan(s) in such manner as determined by the Parent Board (or any committee administering any Parent Equity Plan).

(d) The Partnership Parties acknowledge and agree that Parent is an Affiliate of DCP Services for purposes of the Partnership Services Agreement and that, after the Effective Time, the Partnership shall reimburse Parent or its Affiliate, as applicable, for all costs, expenses and expenditures that are incurred or paid by Parent or any of its Affiliates in connection with any Partnership LTIP Award converted into a Parent RSU Award or Parent DER Award, including any amounts paid and the value of any shares of Parent Common Stock issued in settlement thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2020 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such disclosure)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a Partnership Material Adverse Effect), each of the Partnership Parties, jointly and severally (provided, that with respect to representations and warranties applicable to the General Partner, DCP GP LLC or DCP Services, such representations are by each of the General Partner and DCP GP LLC, jointly and severally, and not the Partnership), represent and warrant to the P66 Parties as follows (provided, however, that the representations and warranties set forth in this Article IV to the extent applicable to the Non-Controlled Partnership Joint Ventures are to the Knowledge of the Partnership Parties):

Section 4.1 Organization, Standing and Power.

(a) Each of the Partnership Parties and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its material properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Each of the Group Members is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in each Subsidiary of the Partnership that are owned directly or indirectly by the Partnership are set forth on Section 4.1(c) of the Partnership Disclosure Schedule. All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in each Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (in the case of an interest in a limited liability company or a limited partnership, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or Sections 17-303, 17-607 and 17-804 of the DRULPA or by the Organizational Documents of such Subsidiary) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, Series B Preferred Units, Series C Preferred Units and the General Partner Interest. As of December 30, 2022, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 208,396,558 Common Units, (ii) 6,450,000 Series B Preferred Units, (iii) 4,400,000 Series C Preferred Units and (iv) the General Partner Interest. The Partnership has authorized 2,550,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of December 30, 2022, 1,691,190 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. As of December 30, 2022, there were (A) 1,044,904 unvested phantom Common Units subject to Partnership RPU Awards (including Partnership RPU Awards settled in cash) and (B) 796,125 unvested phantom Common Units subject to Partnership SPU Awards (which Partnership SPU Awards are settled in cash and are subject to performance-based vesting conditions). As of the date of this Agreement, there are 597,455 Common Units, 144,877 Series B Preferred Units and 123,152 Series C Preferred Units held by the Partnership Rabbi Trust pursuant to the Partnership Rabbi Trust Agreement for purposes of funding deferred compensation liabilities under the Partnership Deferred Compensation Plan. Since December 30, 2022, to the date of this Agreement, no additional Partnership Securities have been issued and no additional awards under the Partnership Long-Term Incentive Plans have been granted. The General Partner is the sole general partner of the Partnership, and the General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement. All outstanding equity interests (excluding the General Partner Interest) of the Partnership are validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except as expressly contemplated by this Agreement (including Section 4.2(a)) or as set forth on Section 4.2(b) of the Partnership Disclosure Schedule, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Group Member to issue, transfer or sell any Partnership Security or other equity interest in any Group Member or any securities convertible into or exchangeable for Partnership Securities or other equity interests in any Group Member, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of any Group Member to repurchase, redeem or otherwise acquire any Partnership Security or other equity interest in any Group Member or any such securities or agreements listed in clause (ii) of this sentence. Since December 31, 2021, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of the Partnership other than pursuant to the Partnership Long-Term Incentive Plans.

(c) No Group Member has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than the Organizational Documents of the Group Members, there are no voting trusts or other agreements or understandings to which any Group Member is a party with respect to the voting or registration of Partnership Securities or other equity interests in any Group Member.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership Parties has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by each of the Partnership Parties of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been, as applicable, duly authorized by the GP Board, approved by each of the Special Committee and the GP Board and approved by the holders of a Unit Majority and consented to by DCP LLC, and no other entity action on the part of any Partnership Party is necessary under applicable Law or the Partnership Agreement to authorize the execution, delivery and performance by the Partnership Parties of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Partnership Parties and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership Parties, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The actions of the Special Committee, the GP Board, and the holders of a Unit Majority in approving this Agreement and the transactions contemplated hereby are sufficient to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”).

(b) Neither the execution and delivery of this Agreement by the Partnership Parties, nor the consummation by the Partnership Parties of the transactions contemplated by this Agreement, including the Merger, nor compliance by the Partnership Parties with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person (other than the Written Consent and the Sponsor Consent, each of which has been obtained) under, the terms, conditions or provisions of the Partnership Agreement or any of the other Organizational Documents of the Partnership Parties or any of the Partnership’s Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 are effective on or prior to the Closing Date and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ, order or injunction of any Governmental Authority applicable to any Group Member or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Group Member under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) to which any Group Member is a party or by which it or any of its respective properties or assets may be bound or affected or any Partnership Permit or (iii) result in the exercisability of any right to purchase or acquire any asset or property of any Group Member, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancelations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Sponsor Consent and approval by the holders of a Unit Majority, each of which was obtained prior to or contemporaneously with the execution of this Agreement, are the only votes or approvals of the holders of any class or series of Partnership Securities that are necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement under applicable Law and the Partnership Agreement.

(d) The Special Committee, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) resolved to recommend to the GP Board the approval of this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger and (iv) resolved, and recommended that the GP Board resolve, to direct that this Agreement be submitted to a vote of the holders of Common Units. Such approval by the Special Committee described in clause (ii) constituted “Special Approval” (as defined in the Partnership Agreement) for all purposes of the Partnership Agreement (including Section 7.9(a) thereof), the DCP GP LLC Company Agreement (including Section 6.09(a) thereof) and the GP Partnership Agreement (including Section 7.9(a) thereof).

(e) The GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Special Committee), by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the approval of this Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units pursuant to Section 14.3 of the Partnership Agreement and (iv) authorized the holders of Common Units to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act and including the filing with the SEC of the Information Statement and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership Parties and the consummation by the Partnership Parties of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect; provided, however, that the foregoing representations are made in reliance upon Parent’s determination that no filings with respect to this Agreement, the Merger, or the transactions contemplated by this Agreement, are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information set forth in the Partnership SEC Documents as of a later date (but prior to the date of this Agreement) will be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the Knowledge of the Partnership Parties, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) No consolidated Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) One or more of the Partnership Parties has established and maintains adequate internal control over financial reporting and disclosure controls and procedures for the Partnership sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. DCP GP LLC has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Special Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Special Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(f) Since December 31, 2021, the principal executive officer and principal financial officer of DCP GP LLC have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the Partnership Parties or their respective officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, none of the Partnership Parties has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date, except for this Agreement and the transactions contemplated by this Agreement, the Partnership and the other Group Members have carried on and operated their respective businesses in all material respects in the ordinary course of business.

Section 4.7 Legal Proceedings. Except as previously disclosed to the P66 Parties prior to the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing with respect to any Group Member or Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Group Member, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against a Group Member or any of their respective directors or managers to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) Each Group Member is, and since the later of December 31, 2021 and its respective date of incorporation, formation or organization has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), none of the Partnership Parties, any other Group Member or, to the Knowledge of the Partnership Parties, any agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) to the Knowledge of the Partnership Parties, has been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; or (iii) to the Knowledge of the Partnership Parties, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership or another Group Member holds all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect and subject to Permitted Encumbrances: (a) all Tax Returns that were required to be filed by or with respect to each Group Member have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by each Group Member that are or have become due have been timely paid in full or an adequate reserve in accordance with GAAP for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents, (c) except as disclosed in Section 4.9 of the Partnership Disclosure Schedule, there is no claim against any Group Member for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to any Group Member, (d) there are no Liens on any of the assets of any Group Member that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (e) each Group Member that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code, (f) the Partnership is currently (and has been since its date of formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), (g) at least 90 percent of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code and (h) each wholly owned Subsidiary of the Partnership is currently (and has been since the later of its respective date of formation and its respective date of acquisition by the Partnership) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

Section 4.10 Material Contracts. Except as would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect, no Group Member is in breach or default and, to the Knowledge of the Partnership Parties, there is no event or circumstance that constitutes or, with notice or lapse of time or both would constitute, a breach or event of default, under the terms of any Partnership Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect, all of the Partnership Material Contracts are in full force and effect, except as such enforcement may be limited by the Enforceability Exceptions, and, to the Knowledge of the Partnership Parties, no counterparty to any Partnership Material Contract is in default under the terms of such Partnership Material Contract. For purposes of this Agreement, the term “Partnership Material Contract” means each Contract to which DCP Services, any Partnership Party or any other Group Member is a party or to which its assets or properties are subject or bound that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

Section 4.11 Preferential Purchase Rights. Except as set forth on Section 4.11 of the Partnership Disclosure Schedule, there are no preferential rights, rights of first or last offer, negotiation or refusal, call or put options, preemptive rights or other similar rights to purchase any equity interests in any Group Member or any of the assets or properties of any Group Member that will arise upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 4.12 Environmental Matters. Except as set forth in Section 4.12 of the Partnership Disclosure Schedule and with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect: (a) the Partnership Group is, and since the later of December 31, 2021 and any such Group Member’s respective date of incorporation, formation or organization has been, in compliance with applicable Environmental Laws; (b) the Partnership or another Group Member has obtained, and is in compliance with, all Permits required under applicable Environmental Laws, and there are no Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing to terminate, cancel or revoke any such Permit; (c) no written notice, demand, request for information, citation, summons, complaint or order has been received by, and no Proceeding is pending or, to the Knowledge of the Partnership Parties, threatened in writing by any Person against any Group Member, in each case with respect to any matters arising under Environmental Laws; (d) to the Knowledge of the Partnership Parties, there have been no Releases of Hazardous Substances at any property that require ongoing investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to any Group Member incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and (e) since the later of December 31, 2021 and any such Group Member’s respective date of incorporation, formation or organization, no Group Member has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.13 Information Supplied. Subject to the accuracy of the representations and warranties of the P66 Parties set forth in Section 5.6, none of the information supplied (or to be supplied) in writing by or on behalf of any Partnership Party specifically for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, none of the Partnership Parties makes any representation or warranty with respect to information supplied by or on behalf of any P66 Party for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.14 Partnership Benefit Plans; Employee Matters.

(a) Section 4.14(a) of the Partnership Disclosure Schedule contains a true, correct and complete list of all material Partnership Benefit Plans. With respect to each material Partnership Benefit Plan, the Partnership Parties have made available to Parent accurate, current and complete copies of each of the following, as applicable: (i) where the Partnership Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Partnership Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any adoption agreements, trust agreements, other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements, investment management or investment advisory agreements or other similar agreements; (iv) the most recent summary plan description and any summaries of material modifications thereto; and (v) in the case of any Partnership Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

(b) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with all applicable Laws, including ERISA and the Code, except for such non-compliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, a Partnership Material Adverse Effect, no Partnership Benefit Plan (i) is or has been within the past six years a (w) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (x) plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code or (z) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (ii) provides or is designed to provide retiree or other post-service welfare benefits, except as required pursuant to Section 601 et Seq. of ERISA and for which the covered individual is required to pay the full cost thereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the Knowledge of any Partnership Party, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Except as disclosed in Section 4.14(d) of the Partnership Disclosure Schedule or such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Group Member is bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization with respect to any of their employees. Except as disclosed in Section 4.14(d) of the Partnership Disclosure Schedule or such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Group Member is currently engaged in any negotiation with any labor union or organization and, to the Knowledge of the Partnership Parties, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to any Group Member. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against any Group Member is pending or, to the Knowledge of the Partnership Parties, threatened against or involving any Group Member; and (ii) no Group Member has received written notice of any unfair labor practice complaint and, to the Knowledge of the Partnership Parties, no such complaints against any Group Member are pending before the National Labor Relations Board or other similar Governmental Authority.

(e) Since January 1, 2016 (i) DCP Services has employed those individuals whose primary job duties involve the regular, dedicated performance of services for any Group Member (the “Service Providers”) pursuant to the Partnership Services Agreement and (ii) no Group Member employs or, since January 1, 2016, has employed any employees. No Group Member has extended any offer of employment to any individual that is outstanding. Except as disclosed in Section 4.14(e) of the Partnership Disclosure Schedule, none of the Service Providers is represented by a union or other certified bargaining agent with respect to their services to any Group Member. There are no unfair labor practice or labor arbitration Proceedings pending or, to the Knowledge of the Partnership Parties, threatened with respect to the Service Providers or any Group Member, in each case except for those that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, in the last three years, there has not been, nor, to the Knowledge of the Partnership Parties, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Group Member or the services provided thereto. Each Group Member is, and for the last three years has been, in compliance with respect to all labor and employment Laws, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.15 Title to Properties. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect and subject to Permitted Encumbrances, to the Knowledge of the Partnership Parties, each Group Member has good and defensible title to, or valid leasehold or other ownership interests or rights in, all real properties (excluding easements and rights-of-way) and tangible assets sufficient for the conduct of its business as currently conducted, excepting (a) such interests or rights as are no longer used or useful in the conduct of its businesses and have been disposed of in the ordinary course of business consistent with past practice and (b) such minor defects in title, burdens, easements and similar encumbrances or impediments that, in the aggregate, do not and are reasonably expected not to, interfere with its ability to conduct its business as currently conducted. The properties and tangible assets of the Group Members are suitable for the uses to which they are currently being used in the conduct of the Group Members’ businesses. As of the date of this Agreement and subject to Permitted Encumbrances, none of the properties and assets of any Group Member are subject to any Liens that, individually or in the aggregate, currently, nor would be reasonably expected to, interfere with the ability of such Group Member to conduct business as currently conducted to an extent that have had, or would reasonably be expected to have, a Partnership Material Adverse Effect. To the Knowledge of the Partnership Parties, each Group Member, directly or indirectly, has such easements or rights-of-way from each Person (collectively, “Rights-of-Way”) as are necessary to conduct its respective businesses as currently conducted, except for (i) qualifications, reservations and encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect and (ii) such Rights-of-Way that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The Group Members have fulfilled and performed all of their material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Partnership Material Adverse Effect, and none of such Rights-of-Way contains any restriction that is materially burdensome to the Group Members, taken as a whole.

Section 4.16 Rate Regulatory Matters .

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no Proceedings pending, or to the Knowledge of the Partnership Parties, threatened in writing, alleging that any Group Member is in violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility or transportation commission or department in a state within which any Group Member operates.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by any Group Member during the one year preceding the date hereof have been made in respect of the assets owned and operated by such Group Member (the “Regulated Assets”) with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, the FPA and the PUHCA, (ii) the Department of Energy or (iii) the applicable Governmental Authority having jurisdiction over a given Regulated Asset. To the Knowledge of the Partnership Parties, all such filings, as of their respective dates, and, as amended or supplemented, were in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.17 Intellectual Property. To the Knowledge of the Partnership Parties, no Group Member has materially infringed, misappropriated or otherwise violated any licenses, patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights or trade secrets (“Intellectual Property”) rights of any Person, and there is no Proceeding pending or, to the Knowledge of the Partnership Parties, threatened alleging that the ownership, operation, use or maintenance of the assets of any Group Member is a material infringement, misappropriation or violation of the Intellectual Property rights of any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, to the Knowledge of the Partnership Parties, the Partnership Group has not experienced any unauthorized access to or other breach of security with respect to the information technology systems that are material to the Partnership Group.

Section 4.18 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Group Members are covered by, and insured under, insurance policies by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas and natural gas liquids industries in which the Partnership Group operates, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) other than in the ordinary course of business, no notice of, cancellation of, material premium increase of or indication of an intention not to renew any such insurance policy has been received by any Group Member.

Section 4.19 Opinion of Financial Advisor. The Special Committee has received the opinion of Evercore Group L.L.C. (the “Special Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders.

Section 4.20 Brokers and Other Advisors. Except for the Special Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of any Partnership Party, Group Member or the Special Committee. The Partnership has made available to Parent a correct and complete copy of the Special Committee’s engagement letter with the Special Committee Financial Advisor, which letter describes all fees payable to the Special Committee Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Special Committee Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

Section 4.21 Investment Company Act. The Partnership is not subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership Group with respect to any other information provided to the P66 Parties in connection with the Merger or the other transactions contemplated by this Agreement. Each of the P66 Parties acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to any P66 Party or any other Person resulting from the distribution to any P66 Party (including its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or any P66 Party’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to any P66 Party in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE P66 PARTIES

The P66 Parties, jointly and severally, represent and warrant to the Partnership Parties as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of the P66 Parties is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Partnership correct and complete copies of the Organizational Documents of Parent and the General Partner, in each case as amended to the date of this Agreement.

Section 5.2 Ownership and Operations of Merger Sub. All of the issued and outstanding equity interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned by PDI. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated by this Agreement, Merger Sub has not, and as of the Closing will not have, incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the P66 Parties has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by each P66 Party of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly authorized and approved by the Parent Board, the board of directors of PDI, and all other necessary corporate or limited liability company action on the part of the P66 Parties and no other entity action on the part of any P66 Party is necessary under applicable Law or the Organizational Documents of the P66 Parties to authorize the execution, delivery and performance by the P66 Parties of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each P66 Party and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such P66 Party, enforceable against such P66 Party in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by the P66 Parties, nor the consummation by the P66 Parties of the transactions contemplated by this Agreement, including the Merger, nor compliance by the P66 Parties with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of any other P66 Party, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are effective on or prior to the Closing Date, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to any P66 Party or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any P66 Party under, any of the terms, conditions or provisions of any Contract to which any P66 Party is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any P66 Party, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancelations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) P66 has caused the Sponsor Consent to be duly executed and delivered to the GP Board, pursuant to which DCP LLC has authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, by the Partnership Parties, and such Sponsor Consent has not been revoked or superseded, and it remains in full force and effect.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Information Statement and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the P66 Parties and the consummation by the P66 Parties of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the P66 Parties, threatened in writing with respect to any P66 Party or Proceedings pending or, to the Knowledge of the P66 Parties, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any P66 Party, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.5 shall not apply to any Proceedings against any P66 Party or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.6 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership Parties set forth in Section 4.13, none of the information supplied (or to be supplied) in writing by or on behalf of the P66 Parties specifically for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the P66 Parties makes any representation or warranty with respect to information supplied by or on behalf of any Partnership Party for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.7 Brokers and Other Advisors. Except for Barclays Capital Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of any P66 Party or any of their Subsidiaries (other than the Partnership Parties and their Subsidiaries).

Section 5.8 Ownership of Partnership Securities. As of the date of this Agreement, (a) DCP LLC owns 50,874,908 Common Units and (b) the General Partner owns 66,887,618 Common Units.

Section 5.9 Available Funds. Parent will have available to it sources of immediately available funds sufficient (i) to fund in full the Exchange Fund in accordance with Section 3.3(b) prior to the Effective Time and consummate the Merger and (ii) at the Effective Time to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.10 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of the P66 Parties nor any other Person makes or has made any express or implied representation or warranty with respect to the P66 Parties or with respect to any other information provided to the Partnership Parties or the Special Committee (including their respective Representatives) in connection with the Merger or the other transactions contemplated by this Agreement. Each of the Partnership Parties acknowledge and agree that, without limiting the generality of the foregoing, none of the P66 Parties or any other Person will have or be subject to any liability or other obligation to the Partnership Parties or any other Person resulting from the distribution to the Partnership Parties or the Special Committee (including their respective Representatives), or the Partnership Parties’ or the Special Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership Parties and the Special Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Information Statement and the Schedule 13E-3. As promptly as practicable following the date of this Agreement, (a) the Partnership and Parent shall jointly prepare and the Partnership shall (i) file with the SEC the preliminary Information Statement and (ii) following the completion of the SEC review and comment(s) thereon, file with the SEC and distribute to the Limited Partners the definitive Information Statement and (b) the Partnership and Parent shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act. Each of the Partnership and Parent shall cooperate and consult with each other in connection with the preparation and filing of the Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates, directors or officers as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, including by incorporation by reference, the Information Statement or the Schedule 13E-3 shall be made by a party without providing the other parties, as applicable, a reasonable opportunity to review and comment thereon, which comments, the parties, as applicable, shall consider and implement in good faith. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Partnership and Parent shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Schedule 13E-3 or for additional information, and each party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement or the Schedule 13E-3 or the transactions contemplated by this Agreement. The Partnership, with the cooperation of, and after consultation with, each of Parent and the other parties hereto, as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Information Statement, and each of the parties, with the cooperation of, and after consultation with, each of the other parties, as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. As promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared by the SEC, the Partnership shall file the definitive Information Statement with the SEC and cause such definitive Information Statement to be mailed to its Limited Partners.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as required by applicable Law or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership Parties shall, and shall cause each Subsidiary of the Partnership to (except with respect to each Non-Controlled Partnership Joint Venture, such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Controlled Partnership Joint Venture): (A) conduct its business in the ordinary course of business consistent with past practice, provided, that this clause (A) shall not prohibit the Partnership and the other Group Members from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any; (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Group Members, other than changes to such policies made in the ordinary course of business or the replacement of same upon expiration or termination; and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts; provided, however, that no action or inaction by any of the Partnership Parties or any Subsidiary of the Partnership with respect to the matters specifically addressed by any provision of this Section 6.2 shall be deemed a breach of this sentence unless such action or inaction would constitute a breach of such other provision of this Section 6.2.

(b) Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership Parties shall not, and shall not permit any Subsidiary of the Partnership (except with respect to each Non-Controlled Partnership Joint Venture, such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Controlled Partnership Joint Venture) to:

(i) amend or modify the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner;

(ii) declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of (A) the Common Units other than regular quarterly cash distributions on the Common Units in a manner that is consistent with Section 3.1(g) or (B) the Preferred Units or the equity interests of any Subsidiary of the Partnership other than in a manner that is consistent with past practices;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests; provided, however, that the foregoing shall not be construed to limit or prohibit the issuance by the Partnership of Common Units upon the settlement of Partnership LTIP Awards;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise), except (A) as set forth in the Partnership’s budgeted capital expenditure plan as of the date hereof or (B) as may be reasonably required to conduct emergency operations, repairs or replacements on any pipeline, terminal or other facility;

(v) make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person other than in the ordinary course of business;

(vi) make any loans or advances to any Person (other than (x) to employees of DCP Services in the ordinary course of business consistent with past practice, (y) loans and advances to the Partnership or a wholly-owned Subsidiary of the Partnership and (z) trade credit granted in the ordinary course of business consistent with past practice);

(vii) incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of a Group Member, other than (A) borrowing and the use of cash to repay all or part of the outstanding balances under the Partnership Revolving Credit Facility or the Partnership Receivables Securitization Facility; (B) intercompany borrowings from the Partnership or any wholly-owned Subsidiary of the Partnership by the Partnership or any wholly owned Subsidiary of the Partnership; (C) repayments of intercompany borrowings by the Partnership or any wholly owned Subsidiary of the Partnership to the Partnership or any wholly owned Subsidiary of the Partnership; or (D) repayments or repurchases required pursuant to the terms of loan agreements or other debt instruments in effect as of the date of this Agreement;

(viii) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s equity interests;

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(x) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(xi) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xii) except as required by applicable Law or the terms of any Partnership Benefit Plan existing and as in effect on the date of this Agreement or as expressly contemplated by this Agreement, (A) establish, adopt, materially amend or modify, commence participation in, cease participation in or terminate (or commit to any of the foregoing) any material Partnership Benefit Plan (or any Benefit Plan that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (B) materially increase in any manner or grant any new compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Partnership Parties or any Affiliate of any of the foregoing, or enter into or amend any employment, consulting, severance, termination, retention, incentive, bonus, or similar contract, agreement, arrangement or understanding, (C) accelerate vesting, funding or payment of any compensation or benefit under any Partnership Benefit Plan or (D) grant or amend any Partnership LTIP Awards or other equity awards; or

(xiii) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of, and other than as expressly contemplated by, this Agreement, each of the P66 Parties, on the one hand, and the Partnership Parties, on the other hand, shall cooperate with the other and use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to (a) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, until the earlier of Effective Time and the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units and the General Partner Interest in the Partnership owned by DCP LLC and the General Partner, as applicable, as of the date of this Agreement, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents; (b) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (c) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the P66 Parties shall not be obligated pursuant to this Section 6.3 to (i) propose, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of, or other limitations or restrictions on, any assets, product or service lines, or businesses of Parent (or its Affiliates), DCP LLC (or its Affiliates) or the Partnership (or its Subsidiaries), (ii) offer to terminate or modify any existing relationships or contractual rights or obligations or (iii) otherwise take or commit to take actions that limit Parent’s (or its Affiliates’), DCP LLC’s (or its Affiliates’) or the Partnership’s (or its Subsidiaries’) freedom of action with respect to, or its ability to retain, any assets, product or service lines or businesses.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (a) each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4 and (b) none of the filing of any preliminary or definitive Information Statement or Schedule 13E-3 or amendment thereto, or the mailing of the definitive Information Statement or any supplement thereto, in each case as contemplated by, and in compliance with, this Agreement, shall constitute a breach or violation of this Section 6.4.

Section 6.5 Access to Information. Upon reasonable advance notice and subject to applicable Law relating to the exchange of information, each Partnership Party shall, and shall cause each of its Subsidiaries to, afford to the P66 Parties and their Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Law, from the date of this Agreement until the Effective Time, (a) Parent and the Partnership shall furnish promptly to one another a copy of each report, schedule and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules or regulations of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing shall be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party) and (b) the Partnership shall furnish promptly to Parent all information concerning the Partnership’s business, properties and personnel as Parent may reasonably request, including all information relating to environmental matters, for the purpose of completing Parent’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which such party has concluded, in its reasonable judgment, may jeopardize the protection of legal privilege available to such party or any of its Affiliates relating to such information or would be in violation of applicable Law or a confidentiality obligation to a third party that is binding on such party or any of its Affiliates.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising out of, relating to or in connection with such Person’s status or duties as an Indemnified Person, any act or omission by such Person in its capacities as such occurring or alleged to have occurred at or prior to the Effective Time or any other matter existing at or prior to the Effective Time relating to or that may involve their status or duties as an Indemnified Person (including this Agreement and the transactions and actions contemplated hereby), including any such Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any such actual or threatened Proceeding, and, upon receipt by the Surviving Entity of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, each Indemnified Person and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership Parties immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership Parties or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership Parties than are presently set forth in such Organizational Documents. Any Indemnified Person wishing to claim indemnification or advancement of expenses pursuant to this Section 6.6(a) shall notify Parent and the Surviving Entity (but the failure to so notify shall not relieve a party from any obligations it may have pursuant to this Section 6.6(a) except to the extent such failure materially prejudices such party’s position with respect to such claims). Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against the Surviving Entity, the Partnership Parties and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons in any material respect); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent, in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.6(b), Parent may (but shall be under no obligation to) (i) provide such coverage under policies maintained by Parent for its directors and officers (provided, that coverage of the Indemnified Persons under such policies shall be on terms and conditions that, taken as a whole, are no less favorable to the Indemnified Persons in any material respect than the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time) or (ii) purchase (or cause to be purchased) a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of the Partnership Parties as in effect immediately prior to the Effective Time, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity, any Partnership Party or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or such Partnership Party, as applicable, shall assume the obligations of Parent, the Surviving Entity or such Partnership Party, as applicable, set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing of the Schedule 13E-3 and the filing, printing and mailing of the Information Statement.

Section 6.8 Section 16 Matters. Prior to the Effective Time, the Partnership Parties shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Delisting and Deregistration. Each of the Partnership Parties shall cooperate and use its reasonable best efforts to cause (a) the delisting of Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10 Performance by the Partnership Parties. Subject to Section 9.3 and Section 9.4, Parent shall cause the Partnership Parties and their respective Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership Parties and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the P66 Parties of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of the P66 Parties. In no event shall the Partnership Parties have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the Partnership Parties, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent or any of its Subsidiaries (other than the Partnership Parties) or any of their respective Representatives.

Section 6.11 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to PDI in exchange for the Merger Consideration. The parties shall prepare and file all Tax Returns consistent with the foregoing and shall not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.12 Takeover Statutes. The Partnership Parties and the P66 Parties shall not, and shall cause their respective Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or related thereto, the Partnership Parties and the P66 Parties shall use reasonable best efforts to take such actions so that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement, including the Merger.

Section 6.13 Securityholder Litigation. The Partnership Parties shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder demand, litigation, arbitration or similar action (including derivative claims) against the Partnership Parties or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be offered or agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.14 Special Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner or DCP GP LLC to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee, increase the size of the Special Committee, or remove or cause the removal of any director of DCP GP LLC who is a member of the Special Committee, either as a director or as a member of the Special Committee, without Cause. For the avoidance of doubt, this Section 6.14 shall not apply to the filling, in accordance with the provisions of the DCP GP LLC Company Agreement, of any vacancies caused by the resignation, death or incapacity of any director or the removal of any director for Cause.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Written Consent. The Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Information Statement. The Information Statement shall have been mailed to the Limited Partners in accordance with Section 6.1 and Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) at least 20 days prior to the Closing.

Section 7.2 Conditions to Obligations of the P66 Parties to Effect the Merger.    The obligations of the P66 Parties to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership Parties contained in Section 4.1, Section 4.2(a), Section 4.2(c), Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of the Partnership Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.13) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership Parties by an executive officer of DCP GP LLC to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership Parties by an executive officer of DCP GP LLC to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the P66 Parties contained in Section 5.1 and Section 5.3(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of the P66 Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.6) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of the P66 Parties by a duly authorized person of Parent to such effect.

(b) Performance of Obligations of the P66 Parties. Each of the P66 Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by a duly authorized person of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) None of the Partnership Parties may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such Partnership Party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of the P66 Parties may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such P66 Party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and, subject to the prior approval by the Special Committee, the GP Board, respectively;

(b) by either of Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before October 5, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the failure of the Closing to occur by the Outside Date was due to the failure of, in the case of Parent, a P66 Party, or, in the case of the Partnership, a Partnership Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, a Partnership Party, or, in the case of the Partnership, a P66 Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, a P66 Party, or, in the case of the Partnership, a Partnership Party, to perform any of its obligations under this Agreement.

(c) by Parent if a Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing

Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by such Partnership Party within 30 days following receipt by such Partnership Party of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if a P66 Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by the Partnership if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt by Parent of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if a Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 4.22, Section 5.10, Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of any P66 Party, any Partnership Party, any of their respective Affiliates or any Representatives of any of the foregoing; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3 or (b) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the Partnership Parties have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by any Partnership Party, any of their respective Subsidiaries or any of their respective Representatives at the direction of a P66 Party or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c), then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $3,000,000 (the “Parent Expense Reimbursement”).

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d), then Parent shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $3,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute “qualifying income” within the meaning of Section 7704(d) of the Code or be excluded from gross income for purposes of Section 7704 of the Code.

(c) Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather constitute liquidated damages in a reasonable amount that will compensate the recipient party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, in any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and this Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that (a) there shall be no amendment or change to the provisions of this Agreement that by applicable Law, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners without obtaining the requisite approval of the Limited Partners and (b) no amendment or supplement to this Agreement shall be made without the prior approval of the Special Committee.

Section 9.3 Special Committee and GP Board Approval. Unless otherwise expressly set forth in this Agreement, any determination to exercise or refrain from exercising the rights of the Partnership Parties under this Agreement (including under Article VIII) or to enforce the terms of this Agreement on behalf of the Partnership Parties (including Section 9.9) must be authorized in writing by the GP Board (upon prior written approval of the Special Committee) on behalf of the applicable Partnership Party.

Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement. Notwithstanding the foregoing, no failure or delay by any Partnership Party or any P66 Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration and, to the extent applicable, the right of a holder of Public Common Units pursuant to Section 3.1(g) to receive any distribution in respect of Public Common

Units with a record date occurring after the date of this Agreement and which remains unpaid at the Effective Time (in each case, a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), (ii) the right of a holder of a Partnership LTIP Award to receive a Parent RSU Award or Parent DER Award, as applicable, pursuant to Section 3.6 (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred), (iii) the rights of Indemnified Persons pursuant to provisions of Section 6.6 and (iv) the rights of any past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliate pursuant to Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action or Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and shall be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to any of the P66 Parties, to:

c/o Phillips 66

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Deputy General Counsel, Global Business

Email: robert.b.task@p66.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: William S. Anderson

Email: will.anderson@bracewell.com

If to any Partnership Party, to:

DCP Midstream GP, LLC

6900 E. Layton Ave, Suite 900

Denver, Colorado 80237

Attention: General Counsel

Email:      GRGreen@dcpmidstream.com

with copies (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary

                 R.V. Jewell

Email:      moleary@huntonak.com

                 bjewell@andrewskurth.com

and

Richards, Layton & Finger, PA

920 N. King Street

Wilmington, Delaware 19801

Attention: Srinivas M. Raju

                 Kenneth E. Jackman

Email:      raju@rlf.com

                 jackman@rlf.com

Notices shall be deemed to have been received on the date of receipt if (a) delivered personally or by nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

PHILLIPS 66

By:	/s/ Timothy D. Roberts
Name:	Timothy D. Roberts
Title:	Executive Vice President, Midstream and Chemicals

Signature Page to Agreement and Plan of Merger

PDI:

PHILLIPS 66 PROJECT DEVELOPMENT INC.

By:	/s/ Timothy D. Roberts
Name:	Timothy D. Roberts
Title:	President

Signature Page to Agreement and Plan of Merger

MERGER SUB:

DYNAMO MERGER SUB LLC

By:	/s/ Timothy D. Roberts
Name:	Timothy D. Roberts
Title:	President

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

DCP MIDSTREAM, LP

By:	DCP MIDSTREAM GP, LP, its general partner

By:	DCP MIDSTREAM GP, LLC, its general partner

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

GENERAL PARTNER:

DCP MIDSTREAM GP, LP

By:	DCP MIDSTREAM GP, LLC,
its general partner

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

DCP GP LLC:

DCP MIDSTREAM GP, LLC

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger